Exhibit 10.4
Steelcase Inc. Incentive Compensation Plan Form of Performance Units Award Agreement as
amended and restated
          THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
Amended and Restated «Letter_Date»
CONFIDENTIAL TO: «First_Name» «Last_Name»
          In the meeting on «Award_Date», the Compensation Committee of the Board of Directors of Steelcase Inc. granted you Performance Units under the Steelcase Inc. Incentive Compensation Plan (the “Plan”), subject to the terms and execution of this Amended and Restated Award Agreement.
This Amended and Restated Award Agreement supersedes the Award Agreement you signed on «Signed_On» and provides additional information regarding your Award and your rights under the Plan. As used herein, the term Award Agreement means this Amended and Restated document. A copy of the Plan has already been provided to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan, unless defined herein.
Overview of Your Award
1.	Type of Award: Performance Units as authorized under Article 9 of the Plan.

2.	Target Number of Performance Units under this Award: «Performance_Units»

3.	Award Date: «Award_Date»

4.	Performance Measures: Total Shareholder Return (“TSR”) during the three-year Performance Period, as outlined in Article 12 of the Plan. For purposes of this Award, TSR shall be expressed as a compound annual growth rate.

5.	Performance Period: The Performance Period for this Award begins on the first day of the Company’s 2008 fiscal year and ends on the last day of the Company’s 2010 fiscal year.

6.	Number of Performance Units Earned: After completion of the Performance Period, the number of Performance Units earned under this Agreement will be based 50% on Absolute TSR and 50% on Relative TSR. For purposes of this Award, TSR shall be expressed as a compound annual growth rate and calculated as follows:
TSR = ( Ending Stock Price + ) (1/3) Dividends Paid — 1
— Beginning Stock Price

“Beginning Stock Price” shall mean the average closing price as reported on the New York Stock Exchange (or such other principal exchange as the Company’s Class A Common Stock may be traded from time to time) of one (1) Share for the twenty (20) trading days immediately prior to the first day of the Performance Period. “Ending Stock Price” shall mean the average closing price as reported on the New York Stock Exchange (or such other principal exchange as the Company’s Class A Common Stock may be traded from time to time) of one (1) Share for the last twenty (20) trading days of the Performance Period. “Dividends Paid” shall include all dividends paid as described in Section 7 of this Award Agreement.
A.	Absolute TSR

To determine the number of Performance Units earned based upon Absolute TSR, the Target Number of Performance Units under this Award shall first be multiplied by 50%. Following the determination of TSR, Absolute TSR shall be determined based on the following chart. Interpolation shall be used in the event the percent does not fall directly on one of the percentages listed in the table below and in no event will the payout as a percent of target exceed 200%.

Absolute TSR		Payout as a Percent of Target
24	% and above	200%
	21%	175%
	18%	150%
	15%	125%
	12%	100%
	9%	75%
	6%	50%
	<6%	0%
B.	Relative TSR

To determine the number of Performance Units earned based upon Relative TSR, the Target Number of Performance Units under this Award shall first be multiplied by 50%.

To determine Relative TSR, a Peer Group of companies approved by the Committee will be used. The Peer Group will be ranked from highest Total Shareholder Return expressed as a compound annual growth rate to lowest Total Shareholder Return expressed as a compound annual growth rate. The number of Performance Units earned based upon Relative TSR shall then be determined by comparing the Company’s TSR expressed as a compound annual growth rate to the Peer Group and based upon the following chart. Interpolation shall be used in the event the Company’s percentile rank does not fall directly on one of the ranks listed in the table below and in no event will the payout as a percent of target exceed 200%.

Relative TSR	Payout as a Percent of Target
90th Percentile and above	200%
80th Percentile	175%
70th Percentile	150%
60th Percentile	125%
50th Percentile	100%
40th Percentile	75%
30th Percentile	50%
<30th Percentile	0%

C.	Total Performance Units Earned and Vesting

The total number of Performance Units earned is determined by adding the Performance Units earned based upon Absolute TSR and the Performance Units earned based upon Relative TSR. Earned Performance Units will vest on the last day of the Company’s 2010 fiscal year and be paid in Shares as soon as administratively practicable following the close of the applicable Performance Period.
7.	Dividend Equivalents on Earned Performance Units: Any dividends declared during the Performance Period with respect to the Shares underlying your earned Performance Units will be paid as soon as practicable following the end of the Performance Period, either in cash or in stock, as determined by the Board of Directors. Cash equivalents will be valued as of the date(s) on which the dividend(s) were declared during the Performance Period. Stock dividends will be valued at the Fair Market Value measured at the end of the Performance Period and will be governed by Article 17.1 of the Plan. Any payments made are not actual dividends (see Section 12). You do not become a shareholder during the Performance Period, but rather at the date of vesting upon transfer of the Shares into your name.

8.	Death, Disability or Retirement during the Performance Period:
a)	If you die or become totally and permanently disabled while an Employee during the Performance Period, the target number of Performance Units will be deemed earned and the corresponding shares vested according to the following schedule. Any remaining unearned Performance Units will be forfeited.
•	If death or qualifying disability occurs from the beginning of the Performance Period through the last day of the Company’s 2008 fiscal year, «Vesting_1» Performance Units will immediately be earned and the corresponding shares vested.

•	If death or qualifying disability occurs from the first day of the Company’s 2009 fiscal year through the last day of the Company’s 2009 fiscal year, «Vesting_2» Performance Units will immediately be earned and the corresponding shares vested.

•	If death or qualifying disability occurs from the first day of the Company’s 2010 fiscal year through the last day of the Company’s 2010 fiscal year, «Vesting_3» Performance Units will immediately be earned and the corresponding shares vested.
b)	In the event of your retirement during the Performance Period, you will be treated as continuing in employment for purposes of earning and vesting in your Award. You will be considered to have retired if your termination of employment occurs after your age plus years of continuous service total 80 or more.
9.	Forfeiture of Awards:
a)	All unearned Performance Units will be forfeited upon a termination of your employment during the Performance Period for any reason other than death, total and permanent disability or retirement.
b)	Pursuant to Article 15.4 of the Plan, if you engage in any Competition with the Company (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, whether or not vested. You must return to the Company any gain resulting from this Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company.

10.	Change in Control: Pursuant to Article 16.1 of the Plan, upon a Change in Control after «CIC_Trigger», the target payout opportunity under this Award shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change in Control. Vesting shall be accelerated as of the effective date of the Change in Control, and there shall be paid to you within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

11.	Transfer: Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.	Voting Rights and Dividends: During the Performance Period, you will not have voting rights with respect to your Performance Units and, other than as set forth in Section 7 of this Award Agreement, you will not be entitled to receive any dividends declared with respect to your Performance Units. After the Performance Period, your Shares will vest and you will obtain voting rights and be entitled to receive any dividends.

13.	Taxes: The Company will make the required tax reporting to you and the IRS and any other authority to whom social security and income tax is due. The Company has the right to withhold Shares or cash that would otherwise be received by you for the statutory minimum Federal, state, social security, medicare, local, or foreign authority withholding tax due. The Company may also collect withholding tax directly from you. You may also elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

14.	Administration: This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which will be binding upon the Participant.

15.	Required Approvals: This Award Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.	Governing Law: To the extent not preempted by federal law, this Award Agreement will be governed by, and construed in accordance with, the laws of the State of Michigan, USA.

17.	Amendment: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect your Award, provided, however, that the Company may amend this Award Agreement in any manner reasonably intended to avoid the acceleration of tax and the possible imposition of penalties under Section 409A of the Code.
By signing this Award Agreement, you hereby acknowledge:
(a)	that the Plan is discretionary in nature and may be suspended or terminated at any time;

(b)	that each grant of a Performance Unit is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units;

(c)	that all determinations with respect to future grants, if any, including, but not limited to, the times when the Performance Units will be granted, the number of Units subject to each grant, and the time or times when each Share will vest, will be at the sole discretion of the Board of Directors;

(d)	that your participation in the Plan does not create a right to further employment with your employer and will not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

(e)	that your participation in the Plan is voluntary;

(f)	that the value of the Performance Units is an extraordinary item of compensation which is outside the scope of your employment contract, if any;

(g)	that the Performance Units are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(h)	that the right to the grant ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Award Agreement; and

(i)	that the future value of the Performance Units is unknown and cannot be predicted with certainty.
By signing this Award Agreement, and as a condition of the grant of the Performance Units, you hereby consent to the collection, use and transfer of personal data as described below. You understand that the Company and its subsidiaries hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Performance Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).
You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (“Data Recipients”). You understand that these Data Recipients may be located in your country of residence or elsewhere.
You hereby authorize the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf.
You understand that you may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan and/or may affect your Award.
If you have any questions regarding your Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Compensation, at (616) 246-9532.
Sincerely,
James P. Hackett
President and CEO
Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned by «Return_Date» to:
Compensation Department (CH-2E-04)
Attn: Steven Dobias
Steelcase Inc.
PO Box 1967
Grand Rapids, MI 49501-1967
Agreement to Participate
By signing a copy of this Award Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement. Without limiting the generality of the preceding sentence, I understand that, subject to the terms of the Plan and this Award Agreement, my right to the Performance Units granted under this Award is conditioned upon my continued employment with the Company.

Date:

Participant:

«First_Name» «Last_Name»
«SSN»